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SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MEDIA ARTS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MEDIA ARTS GROUP, INC. AND THOMAS KINKADE
ANNOUNCE MERGER AGREEMENT

Morgan Hill, CA (October 31, 2003)—Media Arts Group, Inc. (NYSE: MDA) and Thomas Kinkade announced today that they have signed a definitive agreement to take Media Arts Group private pursuant to a merger of an affiliate of Mr. Kinkade with the company. As a result of the merger, the holders of Media Arts Group's outstanding common stock (other than Mr. Kinkade and his affiliates) will receive $4.00 per share in cash for their shares, and Media Arts Group will become a privately-held company, wholly-owned by Mr. Kinkade and his affiliates. The per share consideration places the total enterprise value of Media Arts Group at approximately $32.7 million and represents an approximately 69% premium over the $2.37 per share price of the stock on October 30, 2003.

The transaction has been unanimously approved by the board of directors of Media Arts Group, acting without the participation of Mr. Kinkade and two other non-independent directors. Jefferies & Company, Inc. acted as financial advisor and rendered a fairness opinion to the independent directors.

It is anticipated that funds necessary to purchase the outstanding shares of Media Arts Group will be funded through borrowings and cash on hand of Media Arts Group. A commitment letter has been received from GE Corporate Financial Services, Inc. for the financing, subject to the execution of definitive loan documents and the fulfillment of the conditions therein to the satisfaction of GE Corporate Financial Services, Inc. Such financing is currently expected to consist of a $25 million senior secured credit facility (currently expected to consist of a $3 million term loan and a $22 million revolving credit loan).

It is anticipated that the transaction will close in December 2003 or January 2004, with the exact timing dependent on the completion of necessary SEC filings and regulatory approval. The merger is conditioned upon the receipt of financing, regulatory approval, the approval by the holders of at least a majority of the shares of Media Arts Group common stock not owned by Mr. Kinkade or his affiliates that are cast either for or against the merger, as well as other customary conditions.

This announcement is not a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell shares of Media Arts Group. Media Arts Group and Mr. Kinkade will file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. Media Arts Group will be filing preliminary proxy materials with the SEC in connection with the merger. In addition, Media Arts Group will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to Media Arts Group's stockholders the definitive proxy materials in connection with the merger. The preliminary and definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Media Arts Group's board of directors in respect of the merger. Stockholders of Media Arts Group are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, when it is available, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC's website at www.sec.gov or Media Arts Group's website at www.mediaarts.com as they become available. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from Media Arts Group by directing such request to Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037, or Patti Ungaro, Investor Relations, at (408) 201-5101.

This press release contains forward-looking statements regarding the merger, including the anticipated closing date of the merger. Certain important factors that could cause actual events not to occur as expressed in the forward-looking statements made in this release, include, but are not limited to, the failure to satisfy various closing conditions contained in the definitive merger agreement, including the ability of the parties to obtain the requisite stockholder approvals and complete the financing arrangements necessary to consummate the merger. Other risks and uncertainties concerning Media Arts Group's performance are set forth in reports and documents filed by it with the SEC from time to time. Please use caution in placing reliance on forward-looking statements. Media Arts Group assumes no obligation to update the forward-looking statements in this press release.

Media Arts Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Media Arts Group with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in Media Arts Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. In addition, information regarding the interests of such executive officers and directors in the merger will be set forth in the preliminary and definitive proxy statements filed with the SEC in connection with the merger. These documents are or will be available, free of charge, at the SEC's website at www.sec.gov or from Media Arts Group at Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037.

About Media Arts Group, Inc.

        Media Arts Group publishes the work of Thomas Kinkade and distributes his art and related collectibles through independently owned galleries worldwide, an extensive network of branded and licensed dealers, and strategic marketing relationships with such companies as Avon Products, Inc., QVC Inc. and more than 60 licensees. For more information, please visit the company's web site at www.mediaarts.com.

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MEDIA ARTS GROUP, INC. AND THOMAS KINKADE ANNOUNCE MERGER AGREEMENT